UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section240.14a-12

Health Sciences Acquisitions Corporation 2
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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In response to some questions we have received surrounding the HSAC2 extension proxy, we want to clarify the options available to shareholders that choose to vote in favor of the extension proposal.

The extension creates a new second redemption opportunity. It does not take away the option to redeem later at the time of the proposed business combination (the option that would have been available if no extension were needed).

Voting to extend over the next two weeks and taking no redemption action now (before the July 26 special meeting) preserves your investment options. You keep the opportunity to vote on the proposed business combination and to redeem your shares at a second redemption opportunity related to the proposed business combination at a later date.

We would be happy to discuss with you if you have any questions on the process.

A summary of extension and redemptions options are below for reference:

1.
Option 1, YES to Extend and no Redemption: Vote YES for the extension and take no redemption actions. You keep the opportunity to vote on the proposed business combination and to redeem your shares in a second redemption opportunity related to the proposed business combination at a later date (expected in 4Q 2022).

2.	Option 2, YES to Extend but Redeem: Vote YES for the extension and redeem your shares by July 22. In doing so, you will lose the opportunity to participate in the proposed business combination.
3.	Option 3, NO to Extend and Redeem: Vote NO for the extension and redeem your shares by July 22. In doing so, you will lose the opportunity to participate in the proposed business combination.